Exhibit 4.25

SUPPLEMENTARY FACILITY AGREEMENT

between

CHIZZ (HK) LIMITED

as Borrower

and

Xunlei Network Technologies Limited

as Lender

relating to a

US$20,000,000 Term Loan Facility

SUPPLEMENTARY FACILITY AGREEMENT

TIDS SUPPLEMENTARY AGREEMENT is dated 14 September 2023 and is made between :

(1)CHIZZ (HK) LIMITED, a corporation organized and existing under the laws of Hong Kong (the “Borrower”); and

(2)Xunlei Network Technologies Limited, a corporation organized and existing under the laws of Hong Kong (the “Lender”).

WHEREAS:

(A)

By a loan agreement dated 9 September 2021 between the Borrower and the Lender (the “Original Facility Agreement”), the Lender agreed to make available to the Borrower a loan facility in the principal amount of US$20,000,000 with a maturity term of two years and an interest rate of 3% per annum, subject to the tenns and conditions set out therein.

(B)

The Borrower drew down an amount of US$20,000,000 on 15 September 2021 from the loan facility under the Original Facility Agreement, and pursuant to the terms of the Original Facility Agreement the loan shall become mature and the full repayment of the loan shall become due on 14 September 2023.

(C)

The parties now wish to extend the maturity term of the loan under the Original Facility Agreement for another two years and amend certain terms of the Original Facility Agreement in a manner as set out in this supplementary facility agreement (the “Supplementary Facility Agreement”).

IT IS AGREED as follows:

1.

Upon the maturity of the loan under the Original Facility Agreement, the maturity term of the loan shall be extended for two (2) years. As a result of the foregoing sentence, the final repayment date of the loan shall be 14 September 2025.

2.	The interest rate of the loan during the extended two years as set out in the immediate preceding paragraph shall be 5.1% per annum.
3.	Unless othe1wise stated here, all other provisions of the Original Facility Agreement shall remain unchanged and shall continue to be effective and binding upon the Lender and the Borrower .
4.	Unless otherwise stated herein, the defined terms used in this Supplementary Facility Agreement shall have the same meaning as given to them inthe Original Facility Agreement.
5.

This Supplementary Facility Agreement shall become effective upon its execution by the parties hereto. This Supplementary Facility Agreement is a supplement to the provisions in the Original Facility Agreement and shall have the same legal effect as the Original Facility Agreement. This Supplementary Facility Agreement shall prevail should there be any conflict with the Original Facility Agreement.

6.	This Supplementary Facility Agreement shall be executed in two (2) copies with the same legal effect, with each party holding one copy.

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 IN WITNESS WHEREOF the parties have executed this Supplementary Facility Agreement on the date first mentioned above.

 Borrower

 For and on behalf of

 CHIZZ (HK) LIMITED

By:	/s/ Authorized Signatory
Name:	[ ]
Title:	[ ]

Address: ***

Attention:	[ ]
Telephone:	[ ]
Email:	[ ]

 Lender

 For and on behalf of

 Xunlei Network Technologies Limited

By:	/s/ Authorized Signatory
Name:	[ ]
Title:	[ ]

 Address: [ ]

Attention:	[ ]
Telephone:	[ ]
Email:	[ ]